EXHIBIT 10

RESTRICTED STOCK AWARD AGREEMENT

          This Restricted Stock Award Agreement (the “Agreement”) made as of February 18, 2004 by and between Foot Locker, Inc., a New York corporation with its principal office located at 112 West 34th Street, New York, New York 10120 (the “Company”) and Matthew D. Serra (the “Executive”).

          On February 18, 2004, the Stock Option Plan Sub-Committee of the Compensation and Management Resources Committee of the Board of Directors of the Company approved the grant to the Executive, effective February 18, 2004 (the “Date of Grant”), of an award of 75,000 shares of Restricted Stock, under the 2003 Stock Option and Award Plan (the “Plan”) subject to the terms of the Plan and the restrictions set forth in this Agreement.

1.       Grant of Shares

          The Company is transferring to the Executive 75,000 shares of validly issued Common Stock of the Company, par value $.01 per share (the “Restricted Stock”).  Such shares are fully paid and nonassessable and upon transfer shall be validly issued and outstanding.  The shares are subject to certain restrictions pursuant to Section 3 hereof, which restrictions shall expire as provided in Section 3.3 hereof.

2.       Restrictions on Transfer

          The Employee shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock, except as set forth in this Agreement.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3.       Restricted Stock

          3.1          Deposit of Certificates.  The Executive will deposit with and deliver to the Company the stock certificate or certificates representing the Restricted Stock, each duly endorsed in blank or accompanied by stock powers duly executed in blank.  In the event the Executive receives a stock dividend on the Restricted Stock or the Restricted Stock is split or the Executive receives any other shares, securities, monies, or property representing a dividend on the Restricted Stock (other than regular cash dividends on and after the date of this Agreement) or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Executive in respect of the Restricted Stock (collectively the “RS Property”), the Executive will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3.1, as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term “Restricted Stock.”

          3.2          Rights with Regard to the Restricted Stock.  The Restricted Stock has been transferred from either the Company’s treasury or newly issued stock and, therefore, upon delivery to the Executive will constitute issued and outstanding shares of Common Stock for all corporate purposes.  From and after the date of transfer, the Executive will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to record holders of Common Stock on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Executive will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the restriction period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled, (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property during the restriction period, (iii) no RS Property shall bear interest or be segregated in separate accounts during the  restriction period and (iv) the Executive may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the restriction period.

          3.3          Vesting.

          The Restricted Stock shall become vested and cease to be Restricted Stock (but still subject to the other terms of the Plan and this Agreement) on March 15, 2005 if the Executive has been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Internal Revenue Code of 1986, as amended (the “Control Group”), until such vesting date.

          Other than as may be provided for under Section 3.4 hereof, there shall be no proportionate or partial vesting in the periods prior to the appropriate vesting dates and all vesting shall occur only on the appropriate vesting dates.

          When any Restricted Stock becomes vested, the Company shall promptly issue and deliver to the Executive a new stock certificate registered in the name of the Executive for such shares without the legend set forth in Section 4 hereof and deliver to the Executive any related other RS Property.

          In addition, all shares of Restricted Stock shall become immediately vested and cease to be Restricted Stock upon any Change in Control as defined in Appendix A hereto.

          3.4          Forfeiture.  In the event of the Executive’s death, disability, or resignation, the Executive shall forfeit to the Company, without compensation, all unvested shares of Restricted Stock; provided that (i) in the event of the death or disability of the Executive, or (ii) in the event that the Executive ceases to be employed by the Company or any subsidiary or affiliate of the Company as a result of the closing, sale, spin-off or other divestiture of any operation of the

Company, the Compensation and Management Resources Committee of the Board of Directors of the Company may, in its sole discretion, but shall not be obligated to, fully vest and not forfeit all or any portion of the Executive’s Restricted Stock; and provided further that (A) in the event that the employment of the Executive by the Company is terminated in a manner that gives rise to the payments provided for in Section 5(c)(i) of the Employment Agreement between Executive and the Company dated January 21, 2003 (the “Employment Agreement”), the Restricted Stock shall become fully vested as of the date of the termination of his employment.

          3.5          Adjustments.  In the event of any stock dividend, split up, split-off, spin-off, distribution, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or liquidation or the like, the Restricted Stock shall, where appropriate in the sole discretion of the Compensation and Management Resources Committee of the Board of Directors of the Company, receive the same distributions as other shares of Common Stock or on some other basis as determined by the Compensation and Management Resources Committee of the Board of Directors.  In any such event, the Compensation and Management Resources Committee of the Board of Directors may, in its sole discretion, determine to award additional Restricted Stock in lieu of the distribution or adjustment being made with respect to other shares of Common Stock.  In any such event, the determination made by the Compensation and Management Resources Committee of the Board of Directors shall be conclusive.  The Compensation and Management Resources Committee of the Board of Directors may, in its sole discretion, at any time fully vest and not forfeit all or any portion of the Executive’s Restricted Stock.

          3.6          Withholding.  The Employee agrees that, subject to subsection 3.7 below,

                         (a)           No later than the date on which any Restricted Stock shall have become vested, the Executive will pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested; and

                          (b)          The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested.

          3.7          Section 83(b).  If the Executive properly elects (as required by Section 83(b) of the Internal Revenue Code of 1986, as amended) within thirty (30) days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Executive shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to such Restricted Stock.  If the Executive shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Executive any federal, state or local taxes of any kind required by law to be withheld with respect to such Restricted Stock.  The Executive acknowledges that it is his sole responsibility, and not the Company’s, to file timely the election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and any corresponding provisions of state tax laws if he elects to utilize such election.

          3.8          Special Incentive Compensation.  The Executive agrees that the award of the Restricted Stock hereunder is special incentive compensation and that it, any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

          3.9          Delivery Delay.  The delivery of any certificate representing Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by the Executive or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

          4.            Legend.  All certificates representing shares of Restricted Stock shall have endorsed thereon a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, substantially in the following form:

                         “The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Foot Locker  (the “Company”) 2003 Stock Option and Award Plan and an Agreement entered into between the registered owner and the Company dated as of February 18, 2004.  Copies of such Plan and Agreement are on file at the principal office of the Company.”

          5.           Not an Employment Agreement.  The issuance of the shares of Restricted Stock hereunder does not constitute an agreement by the Company to continue to employ the Executive during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Stock is outstanding.

          6.           Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Executive for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Company, as attorney-in-fact for the Executive, may, in the name and stead of the Executive, make and execute all conveyances, assignments and transfers of the Restricted Stock, Shares and property provided for herein, and the Executive hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Executive shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

          7.           Miscellaneous.

                        7.1          This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors and assigns.

                        7.2          This Agreement constitutes the entire agreement between the parties and cannot be changed or terminated orally.  No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

                        7.3          This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

                        7.4          The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

                        7.5          This Agreement is subject, in all respects, to the provisions of the Plan, and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

                        7.6          The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

                        7.7          All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of the Executive, his principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice.  Notices to the Company shall be addressed to the Chairman of the Compensation and Management Resources Committee with a copy similarly sent to the General Counsel.

                        7.8          This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the internal laws of the State of New York.

                        7.9          To indicate your acceptance of the terms of this Restricted Stock Award Agreement, you must sign and deliver or mail not later than 30 days from the date hereof, a copy of this Agreement to the General Counsel of the Company at the address provided in the heading of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:	/s/ LAURIE PETRUCCI

Senior Vice President

/s/ MATTHEW D. SERRA

Matthew D. Serra

ACKNOWLEDGMENT

STATE OF NEW YORK	)
	)	s.s.:
COUNTY OF NEW YORK	)

          On this 23rd day of February 2004, before me personally appeared Matthew D. Serra, to me known to be the person described in and who executed the foregoing agreement, and acknowledged that he executed the same as his free act and deed.

/s/ SHEILAGH M. CLARKE

Notary Public

APPENDIX A

Change in Control

          A Change in Control shall mean any of the following:  (i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (a “Person”) (other than the Company or its Affiliates) for shares of Common Stock pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company’s then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; provided, however, that the Board of Directors of the Company (referred to herein as the “Board”) may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (b) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.